Exhibit 10.39

July 23, 2026

Jerad G. Seurer

Address: [***]

[***]

Email: [***]

Re: Offer of Employment

Dear Jerad:

On behalf of Mentari Therapeutics, Inc. (the “Company”), I am very pleased to offer you a position as General Counsel & Corporate Secretary of the Company (the “Role”) pursuant to this letter agreement (the “Agreement”), provided you accept such offer as indicated by your signature below.

Your employment with the Company in the Role will commence as of August 3, 2026 (the “Effective Date”). Should you not commence services by the Effective Date or if this Agreement is otherwise terminated on or prior to the Effective Date, you hereby agree that this Agreement shall be void ab initio and of no force or effect.

1. Position. While serving in the Role, you will initially report to the Company’s Chief Executive Officer (“CEO”) or such other person as the CEO may designate, and you will have such duties, authorities, and responsibilities as are customarily associated with the Role. This is a full-time employment position. It is understood and agreed that, commencing as of the Effective Date you will not engage in any other employment, consulting or other business activities (whether full-time or part-time). Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not unreasonably interfere or conflict with your obligations to the Company.

2. Base Salary. The Company will pay you an initial base salary of four hundred seventy five thousand dollars ($475,000 USD) per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and potential adjustment in the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

3. Bonus Compensation. Commencing as of the Effective Date, you will be eligible to receive an annual performance bonus targeted at forty percent (40%) of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” Your 2026 annual bonus will be prorated based on your period of employment following the Effective Date. The actual bonus amount is discretionary and may be subject to achievement of performance targets established by the Company for such year. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

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4. Equity. Subject to approval by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”), it is anticipated that the Company will grant you stock options to purchase a number of shares of the Company’s common stock representing 0.60% of the company’s fully diluted equity (reflecting all outstanding shares of common stock on an as-converted basis) (the “Options”) as soon as practicable following the Effective Date, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board or the Committee in its sole discretion). The Options will vest over a four-year period following the Effective Date, with twenty five percent (25%) of the Options vesting on the first anniversary of the Effective Date, and the remaining seventy five percent (75%) vesting in thirty six (36) equal monthly installments on each monthly anniversary thereafter, in each case, subject to your continued service with the Company through the applicable vesting dates. The Options will be governed by the terms of the related award agreement, the Company’s 2025 Equity Incentive Plan (as amended from time to time and including any successor plan, the “Equity Plan”) and the terms and conditions approved by the Board or the Committee. In addition to the Options, you may be eligible to receive such future equity grants as the Board or the Committee may deem appropriate.

5. Benefits/Paid Time Off. Commencing as of the Effective Date, you will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including applicable employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or cancel any of its benefits plans or programs at any time.

6. Indemnification. The Company will indemnify you for your service as Corporate Secretary and such other positions and duties you may take on for the Company in accordance with the Company’s bylaws and standard form of indemnification agreement.

7. Expense Reimbursement. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

8. Location. Your primary work location will be remotely in Missouri, provided that you may be required to engage in reasonable travel for business, consistent with the Company’s business needs. You may change your remote work location with prior written notice to and approval from the Company.

9. At-Will Employment; Date of Termination. At all times, your employment with the Company is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time (subject to the terms of this Agreement), the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment with the Company, the Company requires you to provide at least thirty (30) days’ advance written notice to the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company without Cause for purposes of this Agreement.

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To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

10. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, (ii) vested employee benefits in accordance with the terms of the applicable plan or other arrangement, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. (the “Accrued Obligations”).

11. Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in each case, outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to the Accrued Obligations, and subject to (i) your execution and non-revocation of a separation agreement and release in a form acceptable to the Company, which shall include a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the following severance pay and benefits shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven-day revocation period:

(a) The Company shall pay you an amount equal to twelve (12) months of your Base Salary, payable in substantially equal installments over the twelve-month period following the Date of Termination in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the date that is sixty (60) days after the Date of Termination; provided, however, that the first installment shall include any amounts that would have been paid following the Date of Termination had such installments commenced on the first regularly scheduled payroll date following the Date of Termination.

(b) The Company shall pay you any bonus earned but unpaid for the year immediately preceding the year in which the Date of Termination occurs, payable at the time such bonuses are paid to other Company employees.

(c) The Company shall pay you an annual bonus of forty percent (40%) of the portion of your Base Salary earned for the current year in which the Date of Termination occurs, pro-rated based on the number of days in such year preceding the Date of Termination over the total number of days in such year, payable at the time such bonuses are paid to other Company’s first regularly scheduled payroll date employees but in no event later than March 15 of the year following the date that is sixty (60) days after the year in which the Date of Termination occurs.

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(d) Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

12. Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in each case within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to your execution and non-revocation of the Separation Agreement and Release and it becoming fully effective, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven-day revocation period:

(a) You will receive the severance pay and benefits set forth in Section 11 above.

(b) Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, the unvested portion of your then outstanding equity-based awards subject to time-based vesting shall immediately accelerate and become vested or nonforfeitable and (ii) any service-based vesting requirement of all equity or equity-based awards subject to performance-based vesting shall be deemed fully satisfied (with any performance-based vesting conditions subject to the terms of the applicable award agreement), in each case, as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release.

For the avoidance of doubt, Section 11 and Section 12 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 11 and Section 12 of this Agreement.

13. Continuing Obligations.

(a) Restrictive Covenant Agreement. As a condition of your employment, you are required to enter into an Invention Assignment, Non-Disclosure, and Business Protection Agreement (the “Covenant Agreement”), which must be signed prior to the Effective Date. For purposes of this Agreement, the obligations in this Section 13 and those that arise in the Covenant Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” You are advised to discuss the Covenant Agreement with an attorney of your choice, and you have had an adequate opportunity to do so prior to executing this Agreement or the Covenant Agreement.

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which would prevent you from performing your obligations hereunder. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

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(c) Litigation and Regulatory Cooperation. You shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were engaged or employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your engagement and employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses, including fees and costs for an independent attorney of your choice hired by you, incurred in connection with your performance of obligations pursuant to this Section 13(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

14. Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by you pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 15, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 14(a)(ii)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 13(b) hereof shall apply, and the enforcement of Section 14(b) shall be the exclusive remedy to the Company.

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(b) Adjustments. If, notwithstanding any reduction described in Section 14(a) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received from the Payments. If the Excise Tax is not eliminated pursuant to this Section 14(b), you shall pay the Excise Tax.

15. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) twelve months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the twelve-month period but for the application of this provision (without interest), and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

16. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

17. Recoupment. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement, subject to applicable Missouri law. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason under this Agreement or any other agreement between you and the Company.

18. Interpretation and Enforcement. This Agreement, together with Appendix A, the Covenant Agreement, and any award agreement between you and the Company, constitute the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by federal law to the extent applicable and otherwise by Missouri law, excluding laws relating to conflicts or choice of law and excluding Disputes arising in connection with any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Missouri in connection with any Dispute or any claim related to any Dispute, except for Disputes arising under any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan.

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19. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 11 or pursuant to Section 12 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

20. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

21. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

22. Conditions. You must submit satisfactory proof of your identity, successfully complete a criminal background check, which you hereby expressly authorize by your execution of this Agreement, and provide documentation of your legal authorization to work in the United States on or prior to the Effective Date.

23. Employee Representations. It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

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24. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals. We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the enclosed Restricted Covenant Agreement. This offer, if not accepted, will expire ten calendar days from the date hereof.

I look forward to working with you to make the Company a great success.

Sincerely,

/s/ Gregory Divis
Name: Gregory Divis
Title: Chief Executive Officer

Accepted and acknowledged:

/s/ Jerad G. Seurer
Jerad G. Seurer
Date: July 23, 2026

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Appendix A

1. “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction or plea of no contest to: (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities, which failure continues for thirty (30) days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any written Company policies including, without limitation, agreements relating to non-solicitation, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

2. “Change in Control” shall have the meaning set forth in the Equity Plan.

3. “Change in Control Period” shall mean the 12-month period beginning on the consummation of the first event constituting a Change in Control.

4. “Code” means the Internal Revenue Code of 1986, as amended.

5. “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code.

6. “Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence, without your written consent, of any of the following events: (i) a material diminution in your Base Salary or Target Bonus; (ii) a material change in the geographic location at which you are required to provide services to the Company or a requirement that you change your remote location to a location other than your then-current residence; (iii) a material reduction in your title, duties, authority or responsibilities; (iv) the failure of the Company to obtain the assumption of this Agreement by a successor; or (v) the material breach of this Agreement (or any other agreements with you) by the Company.

7. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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